UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 8, 2025

iPower Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40391	82-5144171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8798 9th Street

Rancho Cucamonga, CA 91730

(Address Of Principal Executive Offices) (Zip Code)

(626) 863-7344

(Registrant’s Telephone Number, Including Area Code)

___________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.001 per share	IPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations

Effective May 8, 2025, Kevin Liles and Kevin Vassily resigned from the board of directors (the “Board”) of iPower Inc., a Nevada corporation (the “Company”). The Company thanks Mr. Liles and Mr. Vassily for their service on the Board.

Appointment of Yue Guo as Independent Director

On May 8, 2025, based upon the recommendation of the nominating committee of the Board, the Company appointed a new director, Yue Guo, to the Board, effective May 8, 2025. Yue Guo was also appointed Chair of the Board’s Nominating and Corporate Governance Committee, and will serve as a member of the Audit Committee and Compensation Committee.

Yue Guo is a seasoned technology and developer marketing expert with 14 years of experience in the IT and internet industry, specializing in community building, product management, and strategic content operations. Currently a Senior Developer Marketing Manager at Amazon Web Services (AWS) China, Guo has successfully led the establishment of the China Developer Center, achieving 1.2 million annual engagements and onboarding 30,000 new developers within the first year. Before AWS, Guo was the Head of Developer Market at JD Cloud Technology, where they worked with JD Cloud Technology to scale a developer community to 10 million annual users, generated over 1,000 technical content pieces annually, and established key partnerships with universities and tech foundations. At Baidu, Guo led the Apollo developer community, building the world’s largest autonomous driving community with over 100,000 developers and launching a globally recognized autonomous driving curriculum in partnership with top universities.

A recognized leader in the tech community, Guo has been an advisory member at OpenSourceCommunity and an expert committee member at the China Open Source Promotion Union (COPU). They are also a member of the China Computer Federation (CCF) Programmer Culture Committee and have represented AWS China in the LF AI & Data community. Guo’s core strengths include product strategy, content operations, community growth, and developer relations, with a proven track record of driving strategic initiatives that foster engagement, brand visibility, and technical partnerships across major tech ecosystems.

There are no family relationships between Yue Guo and the Company, and Yue Guo has not engaged in any related party transactions with the Company within the past three years.

In conjunction with Guo’s appointment as an independent director, the Company entered into a director offer letter with Guo, dated May 7, 2025 but not effective until May 8, 2025 (the “Director Offer Letter”). Under the terms of the Director Offer Letter, Guo will receive annual cash compensation of $10,000, payable in quarterly installments in arrears, and will be granted a restricted stock unit award valued at $10,000, calculated on the grant date, which will vest quarterly pursuant to the terms of the iPower Inc. Amended and Restated 2020 Equity Incentive Plan.

The foregoing description of the Director Offer Letter does not purport to be complete and is qualified in its entirety by the terms of such Director Offer Letter, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Director Offer Letter, dated May 7, 2025, between iPower Inc. and Yue Guo.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPOWER, INC.
Dated: May 12, 2025
	By:	/s/ Chenlong Tan
	Name:	Chenlong Tan
	Title:	Chief Executive Officer

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